Exhibit 99.2

For Further Information:
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Human Pheromone Sciences, Inc.
84 West Santa Clara Street, Suite 720
San Jose, CA  95113
(408) 938-3030
Contact:    William P. Horgan
            Chairman, CEO

For Immediate Release
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                   Human Pheromone Sciences Sells Product Line


         San Jose, California, April 28, 2003. Human Pheromone Sciences, Inc. (OTC Bulletin Board: EROX) ("HPS" or "the Company") announced today the sale of its REALM(R) and innerREALM(R) trademarks to New York based Niche Marketing Group, Inc., its current licensee involved in marketing these brands. HPS noted that it will continue to market its Natural Attraction(R) line of human pheromone-based fragrances and toiletries. The Company indicated that this transaction represents another step in its strategic plan to focus its efforts and resources on further technological advances and additional product line development, rather than on individual retail brand sales, marketing and distribution. HPS retains all rights under the worldwide patents it has been granted for the use of its human pheromone technology in a broad range of consumer products, including fragrances and cosmetics.

         In commenting on the transaction, William P. Horgan, Chairman and Chief Executive Officer of HPS, stated, "while we believe in the continued viability of our proof-of concept products, REALM and innerREALM, HPS is not about one particular fragrance and toiletry brand. As the efficacy of our original technology continues to be validated in a host of independent studies, conducted
at  prestigious   universities  and  published  in  peer-reviewed   professional
journals, we feel strongly that our focus should be on the development of additional compounds that may provide innovative dimensions to otherwise undifferentiated consumer products, and the promotion of this mood
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enhancing  technology.  This  transaction  will provide HPS with the  additional financial resources to expand internal research and development programs, focusing on further development of compounds that have already been identified and isolated by our scientists. In addition, we will accelerate the development of product lines incorporating our current patented technologies, that can be marketed and sold by companies with an established consumer franchise."

         Human Pheromone Sciences, Inc. is a technology-based company, whose proof-of-concept products included prestige-priced fragrances and toiletries and environmental products sold under the REALM(R), innerREALM(R), EROX(R) and Natural Attraction(R) trademarks. These products contain synthesized human pheromones covered under U.S. and foreign patents. Scientific and consumer studies have shown that the Company's human pheromones positively impact on the moods, attitudes and emotions of wearers by stimulating the Vomeronasal Organ. The Company's current mandate is to focus on the identification and isolation of additional compounds that may provide additional benefits to the consumer, and developing additional product lines that incorporate its patented technology. Further information is available on line at www.naturalattraction.com.

         The statements in this news release may contain forward-looking statements that involve risks and uncertainties that could cause results to differ from predicted results. Further information on factors that could affect the Company's results is detailed in the Company's annual report to shareholders on Form 10-KSB for the year ended December 31, 2002 as filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.